Issuer Free Writing Prospectus
Filed pursuant to Rule 433(d)
Registration No. 333-148248
September 16, 2009
Export Development Canada / Exportation et développement Canada (“EDC”)
U.S. $1,000,000,000 1.75% United States Dollar Bonds due 2012
Final Term Sheet

Issuer:	Export Development Canada / Exportation et développement Canada

Title:	1.75% United States Dollar Bonds due September 24, 2012

Ratings:	AAA/Aaa/AAA (S&P, Moody’s, DBRS)

Format:	SEC Registered

Size:	$1,000,000,000

Trade Date:	September 16, 2009

Settlement Date:	September 24, 2009 (T+6)

Maturity Date:	September 24, 2012

Callable:	No, unless any change in the laws or regulations of Canada that would require the payment by EDC of additional amounts on the bonds

Interest Payment Dates:	March 24 and September 24

First Interest Payment Date:	March 24, 2010

Benchmark Treasury:	UST 1.375% due 15 September 2012

Benchmark Treasury Yield:	1.520%

Spread to Benchmark Treasury:	+28.3bps

Yield to Maturity:	1.803%

Coupon:	1.750%

Price:	99.846%

Day Count:	30/360

Specified Currency:	United States Dollars (“$”)

Minimum Denomination:	$5,000 and increments of $5,000 in excess thereof

Listing:	Luxembourg Euro MTF Market

Status:	The bonds will carry the full faith and credit of Canada. The payment of the principal of and interest on the bonds will constitute a charge on and be payable out of the Consolidated Revenue Fund of Canada

Governing Law:	Province of Ontario / Canada

Business Days:	New York, London, Toronto

Representatives:	BNP Paribas Securities Corp. Credit Suisse Securities (Europe) Limited HSBC Securities (USA) Inc. RBC Capital Markets Corporation

Co-managers:	Bank of America Securities LLC
CIBC World Markets Corp
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
J.P. Morgan Securities Ltd.
Mizuho International plc
Morgan Stanley & Co. International plc
Scotia Capital (USA) Inc.
Shinkin International Ltd.
The Toronto-Dominion Bank

Billing and Delivering:	HSBC Securities (USA) Inc.

CUSIP:	30216B BZ4

ISIN:	US30216BBZ40

Reference Document:	Prospectus Supplement subject to completion, dated September 16, 2009; Prospectus dated January 15, 2008

http://www.sec.gov/Archives/edgar/data/276328/000095012309043449/m56971 e424b2.htm

Legends:	If and to the extent that this announcement is communicated in, or the offer of the bonds to which it relates is made in, any European Economic Area Member State that has implemented Directive (2003/71/EC) (the “Prospectus Directive”), this announcement and the offer are only addressed to and directed at persons in that Member State who are qualified investors within the meaning of the Prospectus Directive (or who are other persons to whom the offer may lawfully be addressed) and must not be acted upon by other persons in that Member State.

This document does not constitute or form part of any offer or invitation to sell these bonds and is not soliciting any offer to buy these bonds in any jurisdiction where such offer or sale is not permitted. This document is, for the purposes of Article 15 of the Prospectus Directive, not a prospectus but an advertisement. This document, the prospectus supplement and the base prospectus have been prepared on the basis that all offers of bonds in any member state of the EEA which has implemented the Prospective Directive (a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to produce and publish a prospectus for offers of the bonds. Neither this document nor the prospectus supplement nor the base prospectus have been approved as a prospectus by a competent authority in any Relevant Member State and accordingly none is a prospectus for the purposes of the Prospectus Directive.

This communication is intended for the sole use of the person to whom it is provided by us.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-854-5674 for BNP Paribas Securities Corp., 1-800-221-1037 for Credit Suisse Securities, 1-866-811-8049 for HSBC Securities (USA) Inc. and 1-866-375-6829 for RBC Capital Markets Corporation.

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